                                  IBASIS, INC.
                                  20 Second Ave
                         Burlington, Massachusetts 01803


                  SUPPLEMENT TO PROSPECTUS DATED MARCH 9, 2000
                                 with respect to
                3,500,000 Shares of Common Stock par value $0.001


                  The date of this Supplement is April 11, 2000

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         Reference is made to our prospectus, dated March 9, 2000, relating to our offering of 2,026,637 shares of common stock and 1,473,363 shares of common stock offered by certain selling stockholders.

         We have amended note (1) to the table of selling stockholders included in the section entitled "Principal and Selling Stockholders," and the disclosure in the section entitled "Underwriting" to reflect the sale by certain stockholders upon the exercise of the underwriters' over-allotment option who have been substituted for those stockholders originally listed in our prospectus.

         Therefore, note (1) to the table of selling stockholders included in the section entitled "Principal and Selling Stockholders" on page 62 is hereby restated in its entirety to read as follows:

"(1) Assumes no exercise of the underwriters' over-allotment option. If the underwriters exercise their over-allotment option, each of the following selling stockholders may sell up to the additional number of shares set forth below:


                                                          SHARES                                  SHARES
                                                    BENEFICIALLY OWNED                      BENEFICIALLY OWNED
                                                     PRIOR TO ASSUMED       ADDITIONAL        AFTER ASSUMED
                                                        EXERCISE OF         SHARES TO          EXERCISE OF
                                                   OVER-ALLOTMENT OPTION    BE OFFERED     OVER-ALLOTMENT OPTION
                                                   ---------------------    ----------    ----------------------
         NAME OF BENEFICIAL OWNER                   NUMBER      PERCENT                    NUMBER       PERCENT
         ------------------------                 ---------    ---------                  --------     ---------
         Seruus Telecom Fund, L.P. ..........       999,999       3.2%       100,000       899,999        2.7%
         Charles S. Houser (10)..............     1,099,999       3.5%        10,000       989,999        2.9%

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         In addition, the fifth paragraph on page 69 under the caption
"Underwriting" is hereby restated in its entirety to read as follows:

         "In the event that the underwriters do not exercise their over-allotment option in full, Charles S. Houser and Seruus Telecom Fund, L.P. shall sell up to 10,000 and 100,000 shares, respectively, and any additional shares shall be sold by iBasis. In the event that the over-allotment option is exercised for less than 110,000 shares, such shares shall be distributed between the selling stockholders pro rata based on their proportional share allotment."